UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2022

Clearwater Analytics Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40838	87-1043711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 W. Main Street Suite 900
Boise, Idaho	83702
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 208 433-1200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	CWAN	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mr. D. Scott Mackesy and Resignation of Mr. Anthony J. DeNicola from the Board of Directors

On December 2, 2022, the Board of Directors (the “Board”) of Clearwater Analytics Holdings, Inc. (the “Company”) appointed Mr. D. Scott Mackesy to the Board, effective on December 5, 2022. Additionally, the Board appointed Mr. Mackesy to serve as a member of the Compensation Committee of the Board, effective on December 5, 2022. Mr. Mackesy will succeed Mr. Anthony J. DeNicola, who will resign as a director of the Board and a member of the Compensation Committee of the Board effective on December 5, 2022. Mr. Mackesy will serve as a Class II director of the Board and as a member of the Compensation Committee of the Board until the Company’s Annual Meeting of Stockholders in 2023 and until his successor shall have been duly elected and qualified.

Mr. Mackesy will not be compensated for his service on the Board and on the Compensation Committee of the Board, but will be reimbursed for all reasonable out-of-pocket expenses related to his service.

Mr. Mackesy, 54, is the managing partner of Welsh, Carson, Anderson & Stowe (“WCAS”) and is a member of its management committee, having joined WCAS in 1998. Mr. Mackesy focuses on overall firm strategy at WCAS. Prior to joining WCAS, Mr. Mackesy worked for six years at Morgan Stanley Dean Witter in the Investment Research Department, where he was responsible for coverage of the healthcare services sector. Mr. Mackesy holds a Bachelor of Arts degree from the College of William & Mary.

WCAS is a principal equity owner of the Company and Mr. Mackesy was appointed to the Board pursuant to WCAS’ director nomination rights under that certain Stockholders’ Agreement (the “Stockholders’ Agreement”), dated as of September 28, 2021, by and among the Company and the principal equity owners party thereto. The Stockholders’ Agreement and certain other relationships and related party transactions between the Company and WCAS are described in the section titled “Certain Relationships and Related Party Transactions” in the Company’s definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on April 21, 2022, and such information is incorporated herein by reference.

Other than as described above, there are no arrangements or understandings between Mr. Mackesy and any other persons pursuant to which Mr. Mackesy was appointed as a director of the Board and a member of the Compensation Committee of the Board and Mr. Mackesy does not have a direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. There are no family relationships between Mr. Mackesy and any director or executive officer of the Company.

In connection with Mr. Mackesy’s appointment to the Board, the Company intends to enter into an indemnification agreement with Mr. Mackesy in substantially the same form as the Company has entered into with each of the Company’s existing directors and as previously disclosed in the Company’s public filings.

Retirement of Mr. Joseph Kochansky

On November 29, 2022, the Company and Joseph Kochansky, President, Technology and Product, agreed that, pursuant to an agreement by and between Clearwater Analytics, LLC (the “Employer”) and Mr. Kochansky, effective December 31, 2022, Mr. Kochansky will retire from such position, cease to be an employee of the Employer and will transition to the role of Senior Advisor. In connection with such transition, the Employer and Mr. Kochansky entered into a letter agreement (the “Letter Agreement”), dated November 29, 2022, providing that Mr. Kochansky shall serve as Senior Advisor through June 28, 2023 unless earlier terminated. As Senior Advisor, Mr. Kochansky will not receive cash compensation, but he will remain eligible for a target bonus of $275,000 in relation to his employment during the 2022 fiscal year based on actual performance. Pursuant to the Letter Agreement, the vesting terms of Mr. Kochansky’s outstanding awards of time-vesting and performance-vesting restricted stock units (“RSUs”) in respect of Class A common stock of the Company (“Class A Common Stock”) shall be amended to provide that subject to his continued service as Senior Advisor through the applicable vesting date, (x) 46,875 and 4,688 time-vesting RSUs scheduled to vest on June 28, 2023 and January 1, 2023, respectively, shall remain eligible to vest; (y) 6,250 performance-vesting RSUs scheduled to vest no later than March 15, 2023 shall remain eligible to vest, subject additionally to achievement of Company performance as set forth in the applicable award agreement and (z) all other time-vesting and performance-vesting RSUs shall be forfeited for no consideration as of December 31, 2022. Pursuant to the Letter Agreement, 1,375,000 options in respect of Class A Common Stock held by Mr. Kochansky that remain unvested as of January 2, 2022 will cease to vest and be forfeited for no consideration. The Letter Agreement includes a perpetual confidentiality covenant and provides that certain covenants under the employment agreement between the Employer and Mr. Kochansky dated June 24, 2021 will survive the termination of Mr. Kochansky’s employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Clearwater Analytics Holdings, Inc.

Date: December 5, 2022	By:	/s/ Jim Cox
Jim Cox, Chief Financial Officer